                                                                    EXHIBIT 99.6



[Food 4 Less Logo/Letterhead]


January   , 1995


To: The holders of the 10.45% Senior Notes due 2000 (the "Old F4L Senior Notes") and 13.75% Senior Subordinated Notes due 2001 (the "Old F4L Senior Subordinated Notes," and together with the Old F4L Senior Notes, the "Old F4L Notes") of Food 4 Less Supermarkets, Inc.



        Re: Offers to exchange Old F4L Senior Notes for new Senior Notes due 2004 (the "New F4L Senior Notes") and Old F4L Senior Subordinated Notes for new 13.75% Senior Subordinated Notes due 2005 (the "New F4L Senior Subordinated Notes," and together with the New F4L Senior Notes, the "New F4L Notes") and solicitation of consents to proposed amendments to the indentures governing the Old F4L Notes (the "Old Indentures").



     On September 14, 1994, Food 4 Less Supermarkets, Inc. ("Food 4 Less"), its parent company Food 4 Less Holdings, Inc. ("Holdings"), and the parent company of Holdings, Food 4 Less Inc., entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Ralphs Supermarkets, Inc. ("RSI") and its stockholders. Pursuant to the terms of the Merger Agreement, Food 4 Less will be merged with and into RSI (the "RSI Merger"). Immediately following the RSI Merger, Ralphs Grocery Company ("RGC"), which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger"), and RSI will change its name to Ralphs Grocery Company.



     In connection with the Merger, Food 4 Less is offering to exchange (the "Exchange Offers") New F4L Notes for Old F4L Notes and is soliciting your consents (the "Solicitation") to proposed amendments to certain provisions of the Old Indentures pursuant to which the Old F4L Notes were issued, as such Exchange Offers and Solicitation are described in the accompanying Prospectus and Solicitation Statement. The primary reason for this request is to permit the Merger and the related financing transactions described in the Prospectus and Solicitation Statement. As described in more detail in the enclosed Prospectus and Solicitation Statement, upon consummation of the Exchange Offers tendering holders will receive the following consideration:



         FOR EACH $1,000                              THE TENDERING HOLDER
      PRINCIPAL AMOUNT OF:                                WILL RECEIVE
- ---------------------------------  ----------------------------------------------------------
Old F4L Senior Notes               $1,000 principal amount of New F4L Senior Notes and $5.00
                                   in cash, plus accrued and unpaid interest to the date of
                                   exchange.
Old F4L Senior Subordinated Notes  $1,000 principal amount of New F4L Senior Subordinated
                                   Notes and $20.00 in cash, plus accrued and unpaid interest to the date of exchange.



     The details of the proposed amendments to the Old Indentures, the terms and conditions of the Exchange Offers and Solicitation, and background information concerning the Merger and related transactions are contained in the enclosed Prospectus and Solicitation Statement.



     BT Securities Corporation, CS First Boston Corporation and Donaldson, Lufkin & Jenrette Securities Corporation are serving as financial advisors to the Company in connection with the Exchange Offers and related transactions. If you have questions after reviewing the enclosed materials you can reach BT Securities at (212) 775-2995, CS First Boston at (212) 909-4300, or Donaldson, Lufkin & Jenrette at (212) 504-4753. In addition, D.F. King & Co., Inc. is acting as Information Agent in connection with the Exchange Offers and Solicitation and can be reached at (800) 669-5550.


     Thank you for your time and effort in reviewing this request.


Sincerely,


Mark A. Resnik
Vice President and Secretary of
Food 4 Less Supermarkets, Inc.